Exhibit 14.1

Nuance Communications, Inc.
Code of Business Conduct and Ethics
(Effective September 15, 2015, modified June 7, 2017)
Policy
The Board of Directors of Nuance Communications, Inc. (the "Company") has adopted this Code of Business Conduct and Ethics (this "Code") for its directors, officers and employees (collectively, "Employees"). All Employees are expected to read and understand this Code, uphold these standards in day-to-day activities, comply with all applicable policies and procedures.
This Code has been reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in this Code of any transaction or relationship that reasonably could be expected to give rise to such a conflict;

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Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	Adherence to all Nuance policies, including but not limited to Foreign Corrupt Trade Practices and Insider Trading policies;

•	The prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code; and

•	Accountability for adherence to this Code.
1.Honest and ethical conduct
Employees are expected to act and perform their Company duties ethically and honestly and with the utmost integrity. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships as discussed below.
2.Conflicts of interests
Employees should seek to avoid any action or interest that conflicts with the Company's interests. A conflict of interest exists where the interests or benefits of one person or entity conflict or appear to conflict with the interests or benefits of the Company. While it is not possible to describe every situation in which a conflict of interest may arise, Employees must never use or attempt to use their position with the Company to obtain improper personal benefits.
Any Employee who is aware of a conflict of interest, or is concerned that a conflict might develop, is required to discuss the matter with a higher level of management or the General Counsel promptly, and obtain approval from the General Counsel before proceeding with any transaction or action that could reasonably be expected to give rise to a conflict of interest. Senior financial officers may, in addition to speaking with the General Counsel, also discuss the matter with the Chairperson of the Audit Committee.
3.Disclosure
The Company is required to file periodic and other reports with the SEC and to make other public communications. The Company's reports and documents filed with or submitted to the SEC and its other public communications shall include full, fair, accurate, timely and understandable disclosure to the extent required by applicable law. Any Employee who becomes aware of or suspects any improper transaction, accounting or auditing practice within the Company, or believes that the Company's internal accounting and disclosure controls are deficient or the Company is not providing full, fair, accurate, timely and understandable disclosures in its filings with the SEC or in other public communications, is required to report the matter immediately to the Company's General Counsel or the Chairperson of the Audit Committee or as set forth herein. The General Counsel has primary authority and responsibility for receiving, collecting, reviewing, processing and resolving concerns and reports by Employees and others involving the Company's accounting, auditing and internal controls and disclosure policies, subject to the supervision of the Audit Committee. The General Counsel shall maintain appropriate records of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee.
4.Compliance
It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Employee in executing his or her Company duties to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters. Any Employee who is unsure whether a situation violates any applicable law, rule, regulation or Company policy should discuss the situation with the General Counsel.
5.Accountability, Reporting and Disciplinary Actions
The matters covered in this Code are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with this Code and the Company’s policies. The Company expects all Employees to adhere to this Code and all of the Company’s policies in carrying out their responsibilities for the Company.
Situations that may involve a violation of this Code may not always be obvious and may require difficult judgments to be made. Employees should report any concerns or questions about violations of laws, rules, regulations or this Code to the Company's General Counsel or as set forth herein.
Any concerns about violations of laws, rules, regulations or this Code by the Chief Executive Officer, any senior financial officer, any executive officer or director should be reported promptly to the Chairperson of the Audit Committee as set forth herein. Reporting to the Audit Committee may be accomplished by filing a report to www.ethicspoint.com. If appropriate, the Chairperson of the Audit Committee will notify the Board of Directors. Reporting of such violations may also be done anonymously by filing a report at www.ethicspoint.com. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable laws, regulations or legal proceedings.
The Company encourages all Employees to report any suspected violations promptly and intends to investigate thoroughly any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Employees are required to cooperate in internal investigations of misconduct and unethical behavior.
The General Counsel will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee. The Company will devote the necessary resources to enable the General Counsel or a designee thereof acting under the auspices of the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code, and will also maintain appropriate records of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. The Company will take appropriate action against any Employee whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will report violators to, and cooperate with, the appropriate authorities.
Where violation of this Code is disputed by an Employee, such alleged violation will be investigated by the General Counsel or a designee thereof acting under the auspices of the General Counsel, who shall make a determination following such investigation as to whether or not such a violation has occurred. Where a violation of this Code is disputed by an executive officer or director, such alleged violation will be investigated by the Board of Directors or a designee thereof, which shall make a determination following such investigation as to whether or not such a violation has occurred. Such a determination by the Company will be final.
6.Waivers and Amendments of the Code
The Company is committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any waiver of any provision of this Code for a member of the Board of Directors or an executive officer must be approved in writing by the Board of Directors and promptly disclosed pursuant to applicable laws and regulations. Any waiver of any provision of this Code with respect to any other employee must be approved in writing by the General Counsel. Amendments to this Code will be disclosed as required by the applicable SEC and securities rules and regulations.
7.Violations
If you know or suspect a violation of the Code or applicable laws and regulations or any Company policy, it is your responsibly to promptly report it, and the Company will not tolerate any kind of retaliation for reports or complaints regarding possible violations that were made in good faith. Reports may be made in any of the following ways:

•	Contact the General Counsel by telephone (781-565-5000) or by e-mail (GeneralCounsel@nuance.com).

•	Contact the Audit Committee of the Company Board of Directors via Ethicspoint

•	Contact Ethicspoint by Internet (www.ethicspoint.com) or by telephone (1-866-ethicsp (384-4277))
Owner
General Counsel
Contact us
If you have any questions or comments about this Policy, please contact Nuance’s Legal Department generalcounsel@nuance.com.

Disclaimer
Nothing herein is intended to constitute a contract between Nuance and any employee and Nuance reserves the right to revise or terminate this Policy at any time. All Nuance employees are expected to comply with all Company policies and the failure to do so may result in remedial action by Nuance as permitted by applicable agreements and law.
Nothing in this Policy should be construed to limit employees’ rights to engage in protected whistleblower activity or concerted activity under Section 7 of the U.S. National Labor Relations Act.